Registration Statement No. 333-275898 Filed pursuant to Rule 433

PLUS Based on the Performance of a Basket of Five Equity Exchange-Traded Funds and Two Equity Indices due June 27, 2025

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

This document provides a summary of the terms of the PLUS. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, and “Selected Risk Considerations” below, before making a decision to invest in the PLUS.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Basket underliers:	The Russell 2000® Index (Bloomberg symbol: “RTY”), the iShares® MSCI Emerging Markets ETF (Bloomberg symbol: “EEM UP”), the VanEck® Gold Miners ETF (Bloomberg symbol: “GDX UP”), the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the iShares® MSCI Japan ETF (Bloomberg symbol: “EWJ UP”), the iShares® Biotechnology ETF (Bloomberg symbol: “IBB UQ”), and the SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg symbol: “XOP UP”)
Basket weighting:	The RTY Index will be given an initial weight of 25%. The EEM Fund, the GDX Fund and the SX5E Index will be given an initial weight of 15%. The XOP Fund, the EWJ Fund and the IBB Fund will be given an initial weight of 10%.
Stated principal amount:	$1,000 per PLUS
Pricing date:	December 30, 2024
Original issue date:	January 3, 2025
Valuation date:	June 24, 2025
Maturity date:	June 27, 2025
Payment at maturity:

You will receive on the maturity date a cash payment per PLUS determined as follows:

•    If the final basket value is greater than the initial basket value:

the lesser of (a) $1,000 + ($1,000 × leverage factor × basket return) and (b) maximum payment at maturity

•    If the final basket value is less than or equal to the initial basket value:

$1,000 + ($1,000 × basket return)

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount. You will lose some or all of the principal amount if the final basket value is less than the initial basket value.

Maximum payment at maturity:	$1,073.00 per PLUS (107.30% of the stated principal amount)
Leverage factor:	200%
Basket return:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	100 × [1 + (sum of, for each basket underlier, its basket underlier return times its basket weighting)]
Basket underlier return:	With respect to each basket underlier, (final basket underlier value – initial basket underlier value) / initial basket underlier value
Initial basket underlier value:	With respect to each basket underlier, the closing value of that basket underlier on the pricing date
Final basket underlier value:	With respect to each basket underlier, the closing value of that basket underlier on the valuation date
CUSIP / ISIN:	78017KDH2 / US78017KDH23
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/ 000095010324017459/dp221836_424b2-mseln608.htm

The initial estimated value of the PLUS determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $919.00 and $969.00 per PLUS and will be less than the public offering price of the PLUS. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

■ The PLUS   ■ The Basket

HYPOTHETICAL PAYOUT AT MATURITY*
Basket Return	Payment at Maturity
50.00%	$1,073.00
40.00%	$1,073.00
30.00%	$1,073.00
20.00%	$1,073.00
10.00%	$1,073.00
5.00%	$1,073.00
3.65%	$1,073.00
2.00%	$1,040.00
1.00%	$1,020.00
0.00%	$1,000.00
-10.00%	$900.00
-20.00%	$800.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-70.00%	$300.00
-80.00%	$200.00
-90.00%	$100.00
-100.00%	$0.00

* All payments are subject to our credit risk

Basket Underliers

For more information about the basket underliers, including historical performance information, see the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS. Some of the risks that apply to an investment in the PLUS are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, product supplement and preliminary pricing supplement. You should not purchase the PLUS unless you understand and can bear the risks of investing in the PLUS.

Risks Relating to the Terms and Structure of the PLUS

▪	The PLUS do not pay interest or guarantee return of principal.

▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity.

▪	Your return on the PLUS may be lower than the return on a conventional debt security of comparable maturity.

▪	Payments on the PLUS are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the PLUS.

▪	Changes in the value of one basket underlier may be offset by changes in the values of the other basket underliers.

▪	Any payment on the PLUS will be determined based on the closing values of the basket underliers on the dates specified.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

Risks Relating to the Initial Estimated Value of the PLUS and the Secondary Market for the PLUS

▪	There may not be an active trading market for the PLUS; sales in the secondary market may result in significant losses.

▪	The initial estimated value of the PLUS will be less than the public offering price.

▪	The initial estimated value of the PLUS is only an estimate, calculated as of the pricing date.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the PLUS.

▪	Our and our affiliates’ business and trading activities may create conflicts of interest.

▪	RBCCM’s role as calculation agent may create conflicts of interest.

Risks Relating to the Basket Underliers

▪	You will not have any rights to any Fund or the securities composing any basket underlier.
▪	Each Fund and its underlying index are different.

▪	The PLUS are subject to small-capitalization companies risk with respect to the RTY Index.

▪	The equity securities composing the GDX Fund are concentrated in the gold and silver mining industries.

▪	The equity securities composing the IBB Fund are concentrated in the biotechnology sector.

▪	The equity securities composing the XOP Fund are concentrated in the oil and gas industry.

▪	The PLUS are subject to risks relating to non-U.S. securities markets with respect to the EEM Fund, the GDX Fund, the SX5E Index, the EWJ Fund and the IBB Fund.

▪	The PLUS are subject to risks relating to emerging markets with respect to the EEM Fund and the GDX Fund.

▪	The PLUS do not provide direct exposure to fluctuations in exchange rates between the U.S. dollar and the euro with respect to the SX5E Index.

▪	The values of the EEM Fund, the GDX Fund and the EWJ Fund are subject to currency exchange risk.

▪	We may accelerate the PLUS if a change-in-law event occurs.

▪	Any payment on the PLUS may be postponed and adversely affected by the occurrence of a market disruption event.

▪	Adjustments to a Fund or to its underlying index could adversely affect any payments on the PLUS.

▪	Adjustments to an Index could adversely affect any payments on the PLUS.

▪	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments.

▪	Reorganization or other events could adversely affect the value of the PLUS or result in the PLUS being accelerated.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “United States Federal Income Tax Considerations” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax adviser.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.